Exhibit 99.1

FOR IMMEDIATE RELEASE

BigString Corporate Update

RED BANK, NJ, February 08, 2011: -- BigString Corporation (BSGC.pk) announced today that its Board of Directors is currently contemplating strategic alternatives for the corporation and its assets.  The Board recognizes that the current share price of BigString’s common stock is not likely being affected by BigString’s internal operations but rather by its ownership of 7,100,000 shares of PeopleString Corporation common stock, 875,600 of which have been registered for sale.  BigString currently holds approximately 29.4% of PeopleString Corporation’s common stock.  The Board will hold a special meeting on Monday, March 14, 2011 to consider strategic alternatives regarding the corporation and its assets, including a potential distribution of a portion of the restricted shares of PeopleString common stock held by it to its stockholders.

“Now that we have been able to re-negotiate an extension of the debentures held by our two largest lenders, we can focus on how to best utilize our corporate assets to enhance shareholder value”, stated Darin Myman, President and CEO.

About BigString

BigString Corporation, owner and operator of BigString.com, is the developer of a messaging technology that  provides users with unprecedented control over all of their messaging communications on their computers and mobile devices, whether they choose to send IMs, emails or videos, and, in addition to control, BigString’s communication platform gives its users unprecedented privacy and security on all messages sent.  For more information, visit http://www.bigstring.com.

Forward-Looking Statements

Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby.  Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation’s actual results could differ materially from expected results.

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CONTACTS: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com
Howard Greene, Greene Inc., 516-825-0400, greenepr@aol.com.